EXHIBIT 23.1

Stan J.H. Lee, CPA
2160 North Central Rd. Suite 209 Fort Lee NJ 07024
P.O. Box 436402 San Diego CA 92143-6402
619-623-7799 Fax 619-564-3408 E-mail: stan2u@gmail.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-effective  Registration  Statement on Form S-1, of our report dated September 11, 2012, relating to the audited financial statements of New Life Bikes, Inc. as of July 31, 2012 and August 31, 2012 and for the period beginning July 26, 2012 (its inception) to July 31, 2012 and the one-month period ended August 31, 2012 and to the reference to our Firm under the heading "Experts" in the Prospectus.

/s/ Stan J.H. Lee, CPA

STAN J.H. Lee, CPA
Fort Lee, New Jersey
September 16, 2012